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                                  CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Evergreen Municipal Trust Post- Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 24, 1995, relating to the financial statements and financial highlights appearing in the August 31, 1995 Annual Report to Shareholders of Evergreen Florida High Income Municipal Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.




Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY 10036
October 24, 1995


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